Exhibit (i)(6)

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038-4982

April 9, 2012

Lazard Retirement Series, Inc.
30 Rockefeller Plaza
New York, New York 10112

Ladies and Gentlemen:

We have acted as counsel to Lazard Retirement Series, Inc. (the “Fund”) in connection with the issuance of up to 100 million shares (the “Shares”) of its Common Stock, par value $.001, consisting of shares of a newly authorized portfolio (the “Series”) designated as Lazard Retirement Multi-Asset Targeted Volatility Portfolio. The number of Shares of the Series is divided equally into two classes (each a “Class”) of Shares designated as Service Shares of common stock and Investor Shares of common stock.

We have examined copies of the Charter and By-Laws of the Fund, the Fund’s Registration Statement on Form N-1A (the “Registration Statement”) and the prospectus contained therein, substantially in the form in which the Registration Statement amendment registering the Shares is to become effective (the “Prospectus”), and such other documents, records, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures, the completeness and authenticity of all original and certified documents, the conformity to the originals of all copies submitted to us as conformed or reproduction copies and the completeness and authenticity of the originals of such copies. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others.

Based upon the foregoing, we are of the opinion that:

1.	The Fund is duly incorporated and validly existing as a corporation in good standing under the laws of the State of Maryland.

2.

The Shares to be offered for sale pursuant to the Prospectus are, to the extent of the number of Shares of the Series and Classes authorized in the Fund’s Charter, duly authorized and, when sold, issued and paid for as contemplated by the Prospectus, will have been validly and legally issued and will be fully paid and nonassessable under the laws of the State of Maryland.

In rendering this opinion, we have relied as to all matters of Maryland law on an opinion of Venable LLP, of even date herewith.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the statement of additional information included in the Registration Statement, and to the filing of this opinion as an exhibit to any application made by or on behalf of the Fund or any distributor or dealer in connection with the registration or qualification of the Fund or its Shares under the securities laws of any state or jurisdiction. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ STROOCK & STROOCK & LAVAN LLP

750 E. PRATT STREET SUITE 900 BALTIMORE, MD 21202 T 410.244.7400 F410.244.7742 www.Venable.com

April 9, 2012

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038

           Re:     Lazard Retirement Series, Inc.

Ladies and Gentlemen:

           We have acted as special Maryland counsel for Lazard Retirement Series, Inc., a Maryland corporation (the “Fund”), in connection with the issuance of up to 100 million shares (the “Shares”) of its Common Stock, par value $.001, consisting of shares of a newly authorized portfolio (the “Series”) designated as the Lazard Retirement Multi-Asset Targeted Volatility Portfolio. The number of Shares of the Series is divided equally into two classes (each a “Class”) of Shares designated as Service Shares of common stock and Investor Shares of common stock, respectively.

           As special Maryland counsel for the Fund, we are familiar with its Charter and Bylaws. We have examined the Prospectus included in its Registration Statement on Form N-1A, File Nos. 333-22309 and 811-08071 (the “Registration Statement”), substantially in the form in which the Registration Statement amendment registering the Shares is to become effective (the “Prospectus”). We have further examined and relied on a certificate of the Maryland State Department of Assessments and Taxation (“SDAT”) to the effect that the Fund is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

           We have also examined and relied on such corporate records of the Fund and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures on documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

           Based on such examination, we are of the opinion that:

1.	The Fund is duly incorporated and validly existing as a corporation in good standing under the laws of the State of Maryland.

Stroock & Stroock & Lavan LLP
April 9, 2012

2.

The Shares to be offered for sale pursuant to the Prospectus are, to the extent of the number of Shares of the Series and Classes authorized in the Fund’s Charter, duly authorized and, when sold, issued and paid for as contemplated by the Prospectus, will have been validly and legally issued and will be fully paid and nonassessable under the laws of the State of Maryland.

           This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as due incorporation and the authorization and issuance of stock (including the statutory provisions, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting the foregoing). It does not extend to the securities or “Blue Sky” laws of Maryland, to federal securities laws or to other laws.

           This opinion is rendered as of the date hereof. We assume no obligation to supplement or update this opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein after the date hereof. This opinion is limited to the matters specifically set forth herein, and no other opinion shall be inferred beyond the matters expressly stated.

           You may rely on this opinion in rendering your opinion to the Fund that is to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement. We do not thereby admit that we are “experts” within the meaning of the Securities Act of 1933 and the regulations thereunder. This opinion may not be relied on by any other person or for any other purpose without our prior written consent.

Very truly yours,
/s/